Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-283311) and Form S-8 (Nos. 333-266089, 333-266091, 333-279310 and 333-279311) of ADTRAN Holdings, Inc. of our report dated March 3, 2025, except for the effects of the restatement discussed in Note 1 to the consolidated financial statements and the matter described in the penultimate paragraph of Management’s Report on Internal Control over Financial Reporting, as to which the date is May 20, 2025 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP
Birmingham, Alabama
May 20, 2025